Exhibit 5.1

KPMG LLP	Telephone	(403) 691-8000
Chartered Accountants	Telefax	(403) 691-8008
2700-205 5 Avenue SW	Internet	www.kpmg.ca
Calgary AB T2P 4B9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of directors of Penn West Petroleum Ltd., the administrator of Penn West Energy Trust

We consent to the incorporation by reference in this Form F-10 of:

•                  our auditors’ report dated March 6, 2008 on the consolidated balance sheets of Penn West Energy Trust (the “Trust”) as at December 31, 2007 and 2006 and the consolidated statements of income and retained earnings and cash flows for the years then ended;

•                  our audit report dated March 6, 2008 on the supplemental note to the consolidated financial statements entitled “Reconciliation of Canadian and United States Generally Accepted Accounting Principles”;

•                  our Report of Independent Registered Public Accounting Firm dated March 6, 2008 on the Trust’s internal control over financial reporting as of December 31, 2007.

We also consent to the use of our firm under the heading “Interest of Experts” in the preliminary short form base shelf prospectus.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada

May 30, 2008

KPMG LLP, a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative.  KPMG Canada provides services to KPMG LLP.